Exhibit 10.2

Separation Agreement and General Release

1.Termination of Employment. John Goodman (“Executive”) acknowledges that his last day of employment with The Wet Seal, Inc. and any of its affiliates (the “Company”) was August 26, 2014 (the “Termination Date”). Executive was instructed by the Company not to, and did not, perform any services for the Company or incur any expenses or liabilities on behalf of the Company after the Termination Date. Executive understands and agrees that from and after the Termination Date, Executive has not been and will not be entitled to any of the rights, privileges or benefits established for the Company’s officers and employees except as otherwise provided in this Separation Agreement and General Release (the “Agreement” or “Release”). Executive’s eligibility to accrue vacation, paid time off (“PTO”), 401(k) and other employee benefits and for health, dental, vision, life and other insurance benefits, terminated on the Termination Date. Regardless of whether Executive signs this Agreement, the Company will pay Executive for all of his accrued and unused vacation time, which the Executive agrees was 147.40 hours as of August 26, 2014 and the Company will reimburse Executive for all business expenses incurred in accordance with the Company’s expense reimbursement policies prior to August 26, 2014 and submitted to the Company in accordance with those policies prior to the date Executive signed this Agreement.

2.Consideration. Subject to the terms and conditions of this Agreement, and in consideration of Executive’s releases and other agreements set forth herein, the Company will pay or provide Executive the following separation benefits: (i) the gross sum of $819,200, less deductions, paid to Executive on the first normally-scheduled Company payroll date following the Effective Date of this Agreement and (ii) immediate vesting of 100,000 shares of restricted stock previously issued to Executive that are currently unvested on the Effective Date of this Agreement (the “Vesting Restricted Stock”). The Company will report these payments on IRS Form W-2 as required by applicable law.

3.Full Release. For the consideration set forth in Section 2, above and for other fair and valuable consideration therefor, Executive, for himself, his heirs, executors, administrators, successors and assigns (hereinafter collectively referred to as the “Releasors”), hereby fully releases and discharges the Company, its parents, subsidiaries, affiliates, insurers, benefit plans, successors, and assigns, and their respective officers, directors, employees, fiduciaries, and agents (all such persons, firms, corporations and entities being deemed beneficiaries hereof and are referred to herein as the “Company Entities”) from any and all actions, causes of action, claims, obligations, costs, losses, liabilities, damages and demands of whatsoever character, whether or not known, suspected or claimed, which the Releasors have, from the beginning of time through the date Executive signs this Agreement, against the Company Entities arising out of or in any way related to Executive’s employment or termination of his employment. Executive specifically waives any and all other rights he may have to receive severance or separation benefits including, but not limited to, any such rights under that certain Change in Control and Severance Agreement, dated January 7, 2014 and acknowledges and agrees that he forfeited 377,953 shares of restricted stock units and 161,699 shares of restricted stock as of the Termination Date, which represented all unvested restricted stock units and restricted stock held by Executive as of the Termination Date, other than the Vesting Restricted Stock. Notwithstanding anything to the contrary contained in this Agreement, Executive is not releasing (i) any amounts and benefits owed to Executive pursuant to this Agreement, (ii) vested rights to benefits under employee benefit plans of the Company, (iii) the Vesting Restricted Stock, , (iv) Executive’s right to indemnification as provided in Executive’s Indemnification Agreement with the

Company, the Company’s bylaws (as amended from time to time), the Restated Certificate of Incorporation of the Company (as amended from time to time), any other plan or agreement or at law, or Executive’s coverage under any directors and officers liability insurance policies or (v) any rights that cannot be released as a matter of law.

4.Waiver of Rights Under Other Statutes. Executive understands that this Release waives all claims and rights Executive may have under certain federal, state and local statutory and regulatory laws, as each may be amended from time to time, including but not limited to, the Age Discrimination in Employment Act (including the Older Workers Benefit Protection Act) (“ADEA”), Title VII of the Civil Rights Act; the Employee Retirement Income Security Act of 1974; the Equal Pay Act; the Rehabilitation Act of 1973; the Americans with Disabilities Act; the Worker Adjustment and Retraining Notification Act; the California Fair Employment and Housing Act; the California Family Rights Act; California law regarding Relocations, Terminations, and Mass Layoffs; the California Labor Code; and all other statutes, regulations, common law, and other laws in any and all jurisdictions (including, but not limited to, California) that in any way relate to Executive’s employment or the termination of his employment.

5.Informed and Voluntary Signature. No promise or inducement has been made other than those set forth in this Release. This Release is executed by Executive without reliance on any representation by Company or any of its agents. Executive states that he is fully competent to manage his business affairs and understands that he may be waiving legal rights by signing this Release. Executive hereby acknowledges that he has carefully read this Release and has had the opportunity to thoroughly discuss the terms of this Release with legal counsel of his choosing. Executive hereby acknowledges that he fully understands the terms of this Release and its final and binding effect and that he affixes his signature hereto voluntarily and of his own free will.

6.Waiver of Rights Under the Age Discrimination Act. Executive understands that this Release waives all of his claims and rights under the ADEA. The waiver of Executive’s rights under the ADEA does not extend to claims or rights that might arise after the date this Release is executed. The monies to be paid to Executive are in addition to any sums to which Executive would be entitled without signing this Release. For a period of seven (7) twenty-four (24) hour periods following execution of this Release, Executive may revoke the terms of this Release by a written document received by the General Counsel of the Company. The Release will not be effective until the revocation period described in the prior sentence has expired without revocation. Executive acknowledges that he has been given up to twenty-one (21) days to decide whether to sign this Release. Executive is hereby advised to consult with an attorney prior to executing this Release and has been given a full and fair opportunity to do so. This Agreement will become effective on the eighth (8th) day after the date that Executive signs it; provided that Executive does not revoke this Agreement as described above (the “Effective Date”).

7.Waiver Of Civil Code Section 1542. It is the intention of the parties in signing this Release that it should be effective as a bar to each and every claim, demand and cause of action stated above. In furtherance of this intention, Executive hereby expressly waives any and all rights and benefits conferred upon Executive by the provisions of SECTION 1542 OF THE CALIFORNIA CIVIL CODE and expressly consents that this Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected claims, demands and causes of action, if any, as well as those relating to any other claims, demands and causes of action referred to above. SECTION 1542 provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”
8.Miscellaneous.

a.This Release shall be governed in all respects by the laws of the State of California without regard to the principles of conflict of law.

b.In the event that any one or more of the provisions of this Release is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this Release is held to be excessively broad as to duration, scope, activity or subject, such provisions will be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law.

c.This Release may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

d.The paragraph headings used in this Release are included solely for convenience and shall not affect or be used in connection with the interpretation of this Release.

e.The terms of this Agreement, collectively with the Employment Agreement, attached as Exhibit A and the Confidentiality and Nonsolicitation Agreement, attached as Exhibit B, is intended by the Parties to be the final expression of their agreement with respect to the employment of Executive by the Company and supersede all prior understandings and agreements, whether written or oral. The parties further intend that this Agreement, collectively with the Employment Agreement and the Confidential Information Agreement, shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement. This Release shall be binding on the executors, heirs, administrators, successors and assigns of Executive and the successors and assigns of Company and shall inure to the benefit of the respective executors, heirs, administrators, successors and assigns of the Company Entities and the Releasors.

f.This Agreement is not an admission of wrongdoing by the Company or any other Company Entity or the Executive.

g.Executive has returned all of the Company’s property of any kind, including without limitation, both originals and all copies of electronic and printed documents and other records (whether prepared by Executive or others), computer software, computer equipment (including the laptop that the Company issued to Executive), mobile or smartphones, credit cards, keys, badges, and any other materials or personal property belonging to the Company that Executive had in Executive’s possession or control. Executive has cleared all expense accounts, repaid everything that Executive owes the Company, including, but not limited to, all amounts Executive personally owes on Company-provided credit cards or accounts (such as cell phone accounts).

h.Executive has not assigned or given away any of the claims Executive is releasing. Executive agrees to (i) cooperate with the Company regarding the transition of Executive’s work responsibilities; (ii) cooperate with the Company and the Company Entities and their counsel and assist them in any litigation, disclosure, proceeding or dispute involving any of them with respect to matters that were within Executive’s knowledge or responsibility during Executive’s employment with the Company; and (iii) be available for questions relating to Executive’s services for and/or employment with the Company. Executive agrees (i) to meet with the Company’s representatives, its counsel or other designees at mutually convenient times and places with respect to any items within the scope of this subsection; (ii) to provide truthful testimony to any court, agency or other adjudicatory body; and (iii) to notify the Company within three (3) business days if Executive is contacted by any adverse party or by any representative of an adverse party. If Executive spends more than two days providing such cooperation at the Company’s written request, the Company will reimburse the Executive at an hourly rate of $300 per hour within 30 business days of receiving an invoice detailing the time and cooperation provided.

i.Executive acknowledges that during Executive’s employment, Executive may have had access to trade secrets and confidential information about the Company and its subsidiary and affiliated entities, their products and services, employees, customers, and methods of doing business, including but not limited to files, customer lists, pricing lists, financial information, technical data, employee information, employee relations issues, employee complaints and/or grievances, information related to employee compensation and business processes. Executive agrees that Executive will not disclose any information relating to the trade secrets or confidential information of the Company, or its past or present subsidiaries or affiliates, or their customers, which has not already been disclosed to the general public.

j.Nothing in this Agreement, (a) limits or affects Executive’s right to challenge the validity of this Agreement, including a challenge under the Age Discrimination in Employment Act of 1967 or Older Workers Benefit Protection Act; (b) in any way interferes with Executive’s right and responsibility to give truthful testimony under oath; or (c) precludes Executive from participating in an investigation, filing a charge, or otherwise communicating with any federal, state or local government office, official or agency, including but not limited to the Equal Employment Opportunity Commission, Department of Labor and National Labor Relations Board. However, Executive promises never to seek or accept any damages or reinstatement remedies for Executive personally with respect to any claims released by this Agreement.

ACCEPTED AND AGREED TO BY EMPLOYEE:

I have read, do understand and voluntarily agree to the provisions of this Separation Agreement and General Release. I did not sign this Separation Agreement and General Release before the conclusion of my last day of employment with the Company.

/s/ John Goodman
John Goodman’s Signature

8/26/2014
Date of Executive’s Signature

ACCEPTED AND AGREED TO BY THE COMPANY:

I have read, do understand and voluntarily agree to the provisions of this Separation Agreement and General Release. I am authorized to sign this Separation Agreement and General Release on behalf of the Company.

/s/ Alyson G. Barker
Who is authorized to sign for Wet Seal, Inc.

Alyson Barker, Vice President - General Counsel
Print Name and Title

8/27/2014
Date of Signature